FORM 8-K



                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:  October, 1997


                      MAINE PUBLIC SERVICE COMPANY
        (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811










Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                          October 15, 1997


Item 5.   a)   Other Material Events - Maine Yankee Audit Report

          In the Company's Form 10-K for December 31, 1996 as well as the Form 10-Q for the quarter ended March 31, 1997, the Company described the significant regulatory and operational issues at the Maine Yankee Atomic Power Plant (Maine Yankee), of which the Company is a 5% owner. As previously reported, Maine Yankee has been out of service since December 6, 1996 and was not expected to return to service until August, 1997. In the Form 10-Q for the quarter ended June 30, 1997, the Company reported that on August 6, 1997, the Board of Directors of Maine Yankee voted to permanently close power operations at the plant and begin the process of decommissioning the plant. The formal vote followed an announcement by the Maine Yankee Board on August 1, 1997, that Maine Yankee and Peco Energy Company, after two months of intensive negotiations, had been unable to arrive at "a mutually beneficial framework for agreement" on a sale of the plant to Peco. The decision to shut down the plant was based on an economic analysis of the costs, risks and uncertainties associated with operating the plant compared to those associated with closing and decommissioning the plant.

          In a related matter, in early September, 1997, the Maine Public Utilities Commission (MPUC) released the report of a consultant it had retained to perform a management audit of Maine Yankee for the period January 1, 1994 to June 30, 1997. The report contained both positive and negative conclusions, the latter explaining that: Maine Yankee's decision in December, 1996 to proceed with the steps necessary to restart its nuclear generating plant at Wiscasset, Maine, was "imprudent"; that Maine Yankee's May 27, 1997, decision to reduce restart-expenses while exploring a possible sale of the plant was "inappropriate," based on the consultant's finding that a more objective and comprehensive competitive analysis at that time "might have indicated a benefit for restarting" the plant; and that those decisions resulted in Maine Yankee incurring $95.9 million in "unreasonable" costs. The Company believes the report's negative conclusions are unfounded and may be contradictory but cannot predict how the MPUC plans to use the consultant's report in determining the Company's retail rates. The Company plans to vigorously contest the negative conclusions of the report if they are introduced in Maine Yankee's anticipated rate proceeding before the Federal Energy Regulatory Commission, which has exclusive jurisdiction over Maine Yankee's rates, or in any proceeding before the MPUC under the Company's multi-year rate plan.


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Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                          October 15, 1997

          b) Other Material Events - Restructured Purchase Power Agreement with Wheelabrator-Sherman

          The Company has a Power Purchase Agreement (PPA) with the Wheelabrator-Sherman Energy Company (W/S) under which the Company is obligated to purchase the entire output (up to 126,582 MWH) of a 17.6 MW biomass plant owned by W/S. The current term of the PPA runs through December 31, 2000 and may be renewed by either party for an additional fifteen years at prices to be determined by mutual agreement or, absent mutual agreement, by the MPUC.

          On October 15, 1997, the Company and W/S agreed to amend the PPA. Under the terms of this amendment, W/S has agreed to reductions in the price of purchased power of approximately $10 million over the PPA's current term. The Company and W/S have also agreed to renew the PPA for an additional six years at agreed-upon prices. The Company will also make an upfront payment to W/S of between $8.6 and $8.7 million, depending upon the exact date of the transaction. The Company believes the amended PPA will help relieve its financial pressure caused by the recent closure of Maine Yankee (see the Company's Form 10-Q for the period ended June 30, 1997) as well as the need for substantial increases in its retail rates, and is therefore in the best interests of the Company, its customers and shareholders.

          The Company intends to finance the upfront payment to W/S from funds obtained from the Finance Authority of Maine (FAME). Absent FAME financing, the Company does not believe it will be able to obtain the funds on terms sufficiently economic to justify the arrangement with W/S. The amended PPA must be approved by the MPUC if FAME financing is to be obtained, which approval is currently being sought. The Company has also asked the MPUC to allow it to flow through immediately the agreed-to reduction in power purchase costs under the current term of the PPA, instead of deferring the reduction until the year 2000 as required by the Company's Rate Stabilization Plan approved by the MPUC in November, 1995.
          The Company has further asked the MPUC for a determination that any so-called stranded investment created by the amended PPA will be recoverable from customers to the extent permitted by Maine law. The MPUC's decision on this matter is due by mid-November, 1997. The MPUC's and FAME's favorable action on these matters is a prerequisite to amending the PPA. The Company cannot predict either the MPUC's or FAME's ultimate decisions.



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Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                          October 15, 1997


                                   MAINE PUBLIC SERVICE COMPANY
                                             Registrant



Dated:  October 15, 1997            /s/ Larry E. LaPlante
                                   Larry E. LaPlante, Vice President
                                   Finance, Administration and Treasurer









































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